Exhibit 10.11



                        October 24, 1996



Mr. Stephen G. Bowen
1 West 85th Street
Apartment 4B
New York, NY  10024


Dear Steve:

     On September 26, 1996, I forwarded to you a letter setting forth an outline of the terms and conditions of your resignation as President and Chief Executive Officer of Food Court Entertainment Network, Inc. (the "Company" or "Food Court"). After review with your advisors' and in particular your counsel James Garrity, Esquire, we have agreed to the following, which replaces and supersedes that letter:

     Date - The October 18, 1996 date set forth in the original letter for entering into this Agreement and signing the attached waiver and release is extended to the date of execution by you of this letter and the attached release.

     Severance Pay - You will receive severance pay consisting of 52 weeks salary ($175,000), less withholding. Severance will be paid weekly, beginning on October 1, 1996.

     Restriction on Series B Escrow Stock - All of the Series B Common Stock issued to you and which are still subject to forfeiture pursuant to your Employment Agreement dated
October 25, 1993, will be released from the forfeiture provisions effective on the date of your formal resignation. A portion of your Series B Common Stock continues to be subject to the Escrow Agreement you signed with the Company in October, 1993.

     In the event the Escrow Agreement for the Series B Common Stock is modified to be more favorable or the right to "piggy-back" or otherwise register the Series B Common Stock is offered to any one of the holders of any Series B Common Stock, the modification or right will include all or such portion (in the same percentage as applied to Robert Lenz) of your Series B Common Stock.

     Waiver and General Release - You agree to sign simultaneous with this letter agreement the Waiver and General Release form attached to this letter.

     Health and Disability Benefits - You will continue to receive health and hospitalization coverage as provided by the Company to its management for six months from October 1, 1996; provided, however, that you pay such portion of the benefits as paid by senior management employees and the Company's obligation to provide such benefits will terminate when you obtain full-time employment.

     Stock Options - As consideration for executing the attached Waiver and General Release, you will be granted 100,000 options to purchase 100,000 shares of Series A Common Stock. You will have five years from the date of grant to exercise the options. The exercise price of the options will be the lower of the average bid price for the 30 business days preceding the date of the final closing on the Private Placement through D.H. Blair Investment Banking Corporation as described in a certain letter of intent dated October 7, 1996 or the closing bid price of the Series A stock on the day before the final closing. The stock options will only be granted and issued provided you execute this letter and the attached Waiver and General Release.

     Survival of Certain Contract Terms - Your Employment Contract provided for certain proprietary information to be maintained as confidential as the exclusive property of the Corporation (Section 12), a non-disclosure provision (Section 13) and a restrictive covenant (Section 14). You agree and understand that the foregoing provisions of your Employment Contract survive termination of your employment and your Employment Contract with the Company and that you are under a continuous duty to abide by the terms, conditions and covenants of the foregoing sections of your Employment Contract.

     Indemnification of Liability - The Certificate of
Incorporation of the Company (Article Fifth of the Amended
Certificate) provides for indemnification of Directors as permitted by the Delaware general corporation law. The limitation of liability set forth in Article Fifth of the Certificate of Incorporation shall survive your resignation and be applicable to any claims or actions which may be made against you while you were a director of the Corporation.

     Directors and Officers Liability Insurance - The Company will continue to provide coverage for you in connection with your actions while an officer and director of the Company in the amounts provided for then current officers and directors of the Company.

     Public Statements - Each of you and the Company agrees that no public statements will be made without the prior approval of the other, provided however, that the approval will not be reasonably withheld.

     Binding Effect - The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, beneficiaries, legal representatives, successors and assigns.

     Due Authorization - The Company and the person signing below on its behalf have been duly and lawfully authorized to so bind the Company.

       THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK
     On behalf of our entire organization, I want to thank you for the valuable contributions you have made during your employment with Food Court Entertainment Network, Inc.

                         Sincerely,

                         FOOD COURT ENTERTAINMENT NETWORK, INC.



                         By:  /s/ Robert H. Lenz
                                    Robert H. Lenz
                                    Chairman

Agreed to and Accepted



 /s/ Stephen G. Bowen
Stephen G. Bowen


Dated:  10/24/96